Exhibit 99.1

Ramtron International Corporation News Release NASDAQ: RMTR

NEWS FOR RELEASE: 7/28/2011, 8:35am EST

IR CONTACT:	Lee A. Brown (719) 481-7213 lee.brown@ramtron.com

Ramtron Prices Underwritten Public Offering of Common Stock

COLORADO SPRINGS, CO – July 28, 2011 – U.S. semiconductor maker Ramtron International Corporation (NASDAQ: RMTR) today announced the pricing of an underwritten public offering of 4,750,000 shares of its common stock at a price to the public of $2.00 per share, for initial gross offering proceeds of $9.5 million. Ramtron also granted to the underwriters a 30-day option to purchase up to an additional 712,500 shares of common stock to cover overallotments, if any. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $8.48 million, excluding the exercise, if any, of the underwriters’ over-allotment option. The offering is expected to close on or about August 2, 2011, subject to customary closing conditions. Needham & Company, LLC is acting as the sole-bookrunning manager and Craig-Hallum Capital Group LLC is acting as the co-manager for the offering.

Ramtron intends to use the net proceeds from the offering for general corporate purposes, including working capital. The shares of common stock described above are being offered and sold by Ramtron International pursuant to a shelf registration statement on Form S-3, together with a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities will be made only by means of a prospectus supplement and accompanying base prospectus. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement or the prospectus contained therein. Copies of the preliminary prospectus supplement, and, when available, the final prospectus supplement and accompanying base prospectus relating to this offering, may be obtained from the SEC’s web site at http://www.sec.gov, or from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, (800) 903-3268; or Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, (612) 334-6300.

Ramtron Prices Underwritten Public Offering of Common Stock / Page 2

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts, including the completion of the offering and proposed use of proceeds, are “forward-looking statements.” These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. Please refer to Ramtron’s Securities and Exchange Commission filings for a discussion of such risks. The forward-looking statements in this release are being made as of the date hereof, and Ramtron expressly disclaims any obligation to update or revise any forward-looking statements contained herein.

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